EXECUTION VERSION

SHARE PURCHASE AGREEMENT

dated as of

November 10, 2015

by and among

LIBERTY GLOBAL INCORPORATED LIMITED,

DISCOVERY LIGHTNING INVESTMENTS LTD.,

the Sellers listed on Schedule I (as “Sellers”)

and, solely for the purposes of Section 5.03,

LIBERTY GLOBAL PLC and

DISCOVERY COMMUNICATIONS, INC.

relating to the purchase and sale

of

10,000,000 Common Shares

of

LIONS GATE ENTERTAINMENT CORP.

i

ii

SHARE PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of November 10, 2015, by and among Liberty Global Incorporated Limited, a limited company organized under the laws of England and Wales (“Leopard”), Discovery Lightning Investments Ltd., a limited company organized under the laws of England and Wales (“Dragon”, Leopard and Dragon, each a “Buyer” and together, the “Buyers”), the Persons listed on Schedule I hereto (each a “Seller” and collectively the “Sellers”), and, solely for the purposes of Section 5.03, Liberty Global plc, a public limited company organized under the laws of England and Wales (“Leopard Parent”), and Discovery Communications, Inc., a Delaware corporation (“Dragon Parent”).

WITNESSETH:

WHEREAS, Each Seller of Leopard Shares is the registered and beneficial owner of the Leopard Shares (as defined below) set forth under the name of such Seller on Schedule I hereto, and desires to sell its Leopard Shares to Leopard, and Leopard desires to purchase the Leopard Shares from such Seller, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Each Seller of Dragon Shares is the registered and beneficial owner of the Dragon Shares (as defined below) set forth under the name of such Seller on Schedule I hereto, and desires to sell its Dragon Shares to Dragon, and Dragon desires to purchase the Dragon Shares from such Seller, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, as an inducement to the parties’ willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Buyers, John C. Malone, MHR Fund Management, LLC, the Sellers, Dragon Parent and Leopard Parent are entering into a Voting and Standstill Agreement with the Company (the “Voting and Standstill Agreement”); and

WHEREAS, as an inducement to the parties’ willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Buyers, MHR Fund Management, LLC, the Sellers, Dragon Parent, Leopard Parent and the Company are entering into an Investor Rights Agreement (the “Investor Rights Agreement”).

NOW, THEREFORE, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01. Definitions. i) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Vancouver, British Columbia or New York, New York are authorized or required by Applicable Law to close.

“Canadian” means any Person who is a resident of or otherwise in Canada or is shown on the books of the Company as having an address in Canada.

“Closing Date” means the date of the Closing.

“Common Share” means a common share without par value of the Company.

“Company” means Lions Gate Entertainment Corp., a corporation organized under the laws of the Province of British Columbia.

“Dragon Shares” means 5,000,000 Common Shares.

“Governmental Authority” means any transnational, domestic or foreign federal, provincial, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Leopard Shares” means 5,000,000 Common Shares.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, voting agreement, proxy, conditional sale agreement, title retention agreement, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description in respect of such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on such Person’s ability to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Transaction Agreements” means the Voting and Standstill Agreement, the Investor Rights Agreement and this Agreement, collectively.

“Transferred Shares” means the Leopard Shares and the Dragon Shares, collectively.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Buyers	Preamble
Closing	2.01
Closing Date	2.01
Dragon Purchase Price	2.01
e-mail	9.01
Investor Rights Agreement	Recitals
Leopard Purchase Price	2.01
Outside Date	8.01(b)
Seller	Preamble
Settlement Time	2.01
Voting and Standstill Agreement	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words

(including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Article 2
Purchase and Sale

Section 2.01.    Closing; Purchase and Sale. The consummation of the transactions set forth in this Article 2 of this Agreement (the “Closing”) with respect to the purchase and sale of the Transferred Shares hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on the date and, immediately following the execution, hereof (the “Closing Date”). The Sellers’ delivery of the Transferred Shares to the Buyers, and Leopard’s and Dragon’s delivery of the Leopard Purchase Price (as defined below) and the Dragon Purchase Price (as defined below), respectively, to the Sellers, shall settle as promptly as practicable, but in any event no later than 12:00 p.m., New York time, on November 12, 2015 (the “Settlement Time”). Upon the terms and subject to the conditions of this Agreement, at the Settlement Time:

(a)    Each Seller of Leopard Shares shall sell, free and clear of any Liens (other than restrictions on transfer under applicable securities laws or Liens resulting from any actions taken by any Buyer or arising under any of the other Transaction Agreements), to Leopard, and Leopard shall purchase from each such Seller, the Leopard Shares set forth under the name of such Seller on Schedule I hereto. The aggregate purchase price for the Leopard Shares (the “Leopard Purchase Price”) is $195,100,000, in cash. Leopard shall deliver to each Seller of Leopard Shares the amount of consideration in respect of the Leopard Shares set forth under the name of such Seller on Schedule I hereto in immediately available funds by wire transfer to an account of such Seller with a bank in New York City designated by such Seller, by notice to Leopard, which notice shall have been delivered not later than two Business Days prior to the Closing Date;

(b)    Each Seller of Dragon Shares shall sell, free and clear of any Liens (other than restrictions on transfer under applicable securities laws or Liens resulting from any actions taken by any Buyer or arising under any of the other Transaction Agreements), to Dragon, and Dragon shall purchase from each such Seller, the Dragon Shares set forth under the name of such Seller on Schedule I hereto. The aggregate purchase price for the Dragon Shares (the “Dragon Purchase Price”) is $195,100,000, in cash. Dragon shall deliver to each Seller of Dragon Shares the amount of consideration in respect of the Dragon Shares set forth under the name of such Seller on Schedule I hereto in immediately available funds by wire transfer to an account of such Seller with a bank in New York City designated by such Seller, by notice to Dragon, which notice shall have been delivered not later than two Business Days prior to the Closing Date; and

(c)    Each Seller shall deliver instructions to the transfer agent of the Company instructing such transfer agent to deliver to Leopard and Dragon the applicable Transferred Shares set forth under such Seller’s name on Schedule I hereto in restricted book-entry form.

Section 2.02.    Simultaneous Transactions. The parties hereto agree that the Sellers shall not be obligated to consummate the sale and purchase of any of the Transferred Shares pursuant to this Agreement unless the sale and purchase of all Transferred Shares occurs substantially simultaneously.

Article 3
Representations and Warranties of Seller

Each Seller, severally and not jointly, with respect to itself, represents and warrants to each Buyer as of the date hereof as follows:

Section 3.01.    Corporate Existence and Power. Such Seller is a partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all partnership powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02.    Corporate Authorization. The execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby are within such Seller’s partnership powers and have been duly authorized by all necessary partnership action on the part of such Seller. Assuming the due execution by each of the other parties thereto, this Agreement and each of the other Transaction Agreements constitutes a legal, valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms.

Section 3.03.    Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the 1933 Act and the 1934 Act and any applicable Canadian securities laws; (ii) any actions or filings that may be required solely by reason of any attributes of any Buyer or any Buyer’s participation in the transactions contemplated by the Transaction Agreements, and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.04.    Noncontravention. The execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of such Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action (that has not been obtained or performed prior to the execution of this Agreement) by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration or other change of any right or obligation of such Seller or to a loss of any benefit to which such Seller is entitled under any provision of any agreement or other instrument binding upon such Seller or (iv) result in the creation or imposition of any Lien on any asset of such Seller (other than pursuant to the Transaction Agreements and pursuant to the variable prepaid forward transaction and collar transaction expected to be entered into by Leopard and Dragon, respectively, with respect to the Common Shares purchased hereunder), except, in the case of clauses (iii) and (iv), as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05.    Ownership of Transferred Shares. Such Seller is the registered and beneficial owner of the Transferred Shares set forth under its name on Schedule I hereto, free and clear of any Lien (other than any restrictions on transfer under applicable securities laws or under any of the other Transaction Agreements), and will transfer and deliver to Leopard and Dragon at the Closing good and valid title to the Leopard Shares and the Dragon Shares, respectively, free and clear of any Lien (other than restrictions on transfer under applicable securities laws or Liens resulting from any actions taken by any Buyer or arising under any of the other Transaction Agreements).

Section 3.06.    Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of such Seller, threatened against or affecting such Seller before any arbitrator or any Governmental Authority that is reasonably likely to challenge, prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.07.    Brokers and Underwriters. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee, commission, underwriting discounts or other similar fees and expenses from any Buyer or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.08.    Canada. (a) No Seller or, if applicable, any fund, account or other Person on behalf of which it is selling, is Canadian. No Seller is a nominee, agent, trustee, executor, administrator or other legal representative for one or more other Canadian Persons having a direct beneficial interest in the Transferred Shares.

(b)    No acts, advertisements, solicitations, conduct or negotiations in furtherance of the transactions contemplated by this Agreement have taken place in British Columbia (including any underwriting or investor relations activities).

Section 3.09.    No Other Representations and Warranties. Except as expressly set forth in this Article 3, no such Seller or any of its Affiliates, any of its related parties or representatives or any other Person makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of such Seller, any of its

Affiliates, the Transferred Shares or the Company or any of its Subsidiaries. Any such representation or warranty is hereby expressly disclaimed.

Article 4
Representations and Warranties of Buyers

Each Buyer, severally and not jointly, with respect to itself, represents and warrants to each Seller as of the date hereof as follows:

Section 4.01.    Corporate Existence and Power.

(a)    Leopard is a private limited company duly formed under the laws of England and Wales, validly existing under the laws of its jurisdiction of formation and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. Leopard is, directly or indirectly, a wholly-owned Subsidiary of Leopard Parent.

(b)    Dragon is a private limited company duly formed under the laws of England and Wales, validly existing under the laws of its jurisdiction of formation and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. Dragon is, directly or indirectly, a wholly-owned Subsidiary of Dragon Parent.

Section 4.02.    Corporate Authorization. The execution, delivery and performance by such Buyer of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby are within such Buyer’s organizational powers and have been duly authorized by all necessary organizational action on the part of such Buyer. Assuming due execution by each of the other parties thereto, each of the Transaction Agreements constitutes a legal, valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms.

Section 4.03.    Governmental Authorization. (a) The execution, delivery and performance by such Buyer of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the 1933 Act and the 1934 Act and applicable Canadian securities laws; (ii) any actions or filings that may be required solely by reason of any attributes of Seller or Seller’s participation in the transactions contemplated by the Transaction Agreements, and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    On August 26, 2015, such Buyer and the Company made the appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and the applicable waiting period under the HSR Act has since expired.

Section 4.04.    Noncontravention. The execution, delivery and performance by such Buyer of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of such Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action (that has not been obtained or performed prior to the execution of this Agreement) by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration or other change of any right or obligation of such Buyer or to a loss of any benefit to which such Buyer is entitled under any provision of any agreement or other instrument binding upon Seller or (iv) result in the creation or imposition of any Lien on any asset of such Buyer (other than pursuant to the Transaction Agreements and pursuant to the variable prepaid forward transaction and collar transaction expected to be entered into by Leopard and Dragon, respectively, with respect to the Common Shares purchased hereunder), except, in the case of clauses (iii) and (iv), as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05.    Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Buyer, threatened against or affecting such Buyer before any arbitrator or any Governmental Authority that is reasonably likely to challenge, prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.06.    Brokers and Underwriters. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Buyer who might be entitled to any fee, commission, underwriting discounts or other similar fees and expenses from any Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.07.    Financing. Such Buyer ((a) in the case of Leopard, together with Leopard Parent and (b) in the case of Dragon, together with Dragon Parent) has on the date hereof, and will have at the Settlement Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Leopard Purchase Price or Dragon Purchase Price, as applicable, and any other amounts to be paid by it hereunder.

Section 4.08.    Non-public Information; Inspections. (a) Such Buyer (i) represents to such Seller that such Buyer has evaluated the merits and risks of the transaction based exclusively on its own independent review and consultation with such investment, legal, tax and accounting and other advisers as it deemed necessary, is a sophisticated investor with respect to the Transferred Shares, (ii) acknowledges that it has had access to such information as it has deemed necessary with respect to the Transferred Shares and (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the risks associated with an investment in the Transferred Shares and that such

Buyer is capable of sustaining any loss and bearing any economic risk resulting therefrom without material injury, including the entire loss of its investment in the Transferred Shares.

(b)     Such Buyer acknowledges that this Agreement has been entered into based on such Buyer’s current investment strategies.

(c)    Such Buyer has carefully reviewed the Company’s annual report on Form 10-K for the fiscal year ended 2014, all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, as well as information received by such Buyer from the Company on a confidential basis, and such other information it and its advisers deem necessary to enter into each of the Transaction Agreements, and such Buyer will undertake prior to Closing such further investigation of such additional documents and information as it deems necessary. Such Buyer agrees to accept the Transferred Shares in the condition they are in, free and clear of any Liens (other than restrictions on transfer under applicable securities laws or Liens resulting from any actions taken by any Buyer or arising under any of the other Transaction Agreements), at the Settlement Time based upon its own inspection, examination and determination with respect thereto. Such Buyer is not relying and such Buyer has not relied on any express or implied representations or warranties of any nature, including as to the accuracy or completeness of any information provided to such Buyer, made by or on behalf of, or imputed to such Seller, except as expressly set forth in Article 3 of this Agreement.

Section 4.09.    Purchase for Investment. Such Buyer is an institutional “accredited investor” (as that term is defined in Rule 501 under the 1933 Act). Such Buyer is purchasing the Transferred Shares as principal for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in a transaction that would violate the 1933 Act.]

Section 4.10.    Acknowledgment of non-registration. Such Buyer acknowledges that the Transferred Shares have not been registered under the 1933 Act and that it will offer, sell, pledge or otherwise transfer the Transferred Shares only in accordance with the 1933 Act and only (i) to the Company, (ii) pursuant to a registration statement which has become effective under the 1933 Act or (iii) pursuant to an exemption from registration provided by Rule 144 under the 1933 Act or any other available exemption from the registration requirements of the 1933 Act.

Section 4.11.    Canada. (a) No Buyer or, if applicable, any fund, account or other Person on behalf of which it is selling, is Canadian. No Buyer is a nominee, agent, trustee, executor, administrator or other legal representative for one or more other Canadian Persons having a direct beneficial interest in the Transferred Shares.

(b)    No acts, advertisements, solicitations, conduct or negotiations in furtherance of the transactions contemplated by this Agreement have taken place in British Columbia (including any underwriting or investor relations activities).

Section 4.12.    No Other Representations and Warranties. Such Buyer acknowledges that such Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of such Seller, the Company and their respective Subsidiaries or the future business and operations of the Company and the Subsidiaries or (ii) any other information or documents made available to such Buyer or its counsel, accountants or advisors with respect to such Seller, the Company or their respective Subsidiaries or their respective businesses or operations (including as to the accuracy and completeness of any such information).

Article 5
Covenants of Buyers and Seller

Section 5.01.    Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.02.      Material Information. Each party hereto has conducted its own investigation with respect to the Transferred Shares and acknowledges that the other parties hereto may be in possession of material, nonpublic information regarding the Company and agrees that no other party hereto shall have any obligation to disclose such information. The parties acknowledge and agree that no party hereto will have any liability, including any liability under the securities laws or other laws, rules and regulations, to such other parties hereto or their Affiliates whatsoever due to or in connection with such party’s use or non-disclosure of any information relating to the Company and its Subsidiaries or otherwise as a result of the transaction, and each party hereto irrevocably waives any claim that it might have based on the failure of any party hereto to disclose such information.

Section 5.03.      Compliance by Buyers’ Subsidiaries. Leopard Parent and Dragon Parent shall cause Leopard (and its Subsidiaries) and Dragon (and its Subsidiaries), respectively, to comply with their obligations under this Agreement (and guarantees such performance and any liabilities of such Persons arising from a breach hereof, which guarantee shall be immediate and shall not be contingent upon the exercise or enforcement by Mammoth or the Company of whatever remedies they may have against Leopard (and its Subsidiaries) and/or Dragon (and its Subsidiaries)).

Article 6
Survival

Section 6.01.      Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for three years. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

Article 7
Miscellaneous

Section 7.01.      Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Leopard or Leopard Parent, to:

Leopard Parent

Griffin House

161 Hammersmith Road

London W6 8BS

United Kingdom

Attention: General Counsel, Legal Department

Fax: +44 20 8483 6400

E-mail: bhall@libertyglobal.com

with a copy to:

Leopard, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attention: General Counsel, Legal Department
Facsimile No.: (303) 220-6691
E-mail: bhall@libertyglobal.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Robert Katz
Facsimile No.: (646) 848-8008
E-mail: rkatz@shearman.com

if to Dragon or Dragon Parent, to:

Discovery Lightning Investments, Ltd
Chiswick Park Building 2
566 Chiswick High Road
London W4 5YB
Attention:  Roanne Weekes, SVP
DNI Finance and Director
Facsimile: +44 20 8811 3310
E-mail:
roanne_weekes@discovery.com

with a copy to:

Discovery Communications, LLC

850 Third Avenue

New York, NY 10022

Attention: Bruce Campbell, Chief Development,
Distribution and Legal Officer

Facsimile No.: (212) 548-5848

E-mail: bruce_campbell@discovery.com

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jonathan Levitsky
Facsimile No.: (212) 909-6836
E-mail: jelevitsky@debevoise.com

if to any of the Sellers, to:

MHR Fund Management LLC
1345 Avenue of the Americas, Floor 42
New York, NY 10105
Attention: Janet Yeung
Facsimile No.: (212) 262-9356
E-mail: jyeung@mhrfund.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Phillip Mills
                Brian Wolfe
Facsimile No.: (212) 701-5800
E-mail: phillip.mills@davispolk.com
             brian.wolfe@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5.00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 7.02.      Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03.      Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.04.      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that, after the Settlement Time, Leopard may assign its rights under this Agreement to Leopard Parent or any of Leopard Parent’s Subsidiaries and Dragon may assign its rights under this Agreement to Dragon Parent or any of Dragon Parent’s Subsidiaries, in each case, without the consent of any other party hereto.

Section 7.05.      Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

 Section 7.06.      Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereto hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.07.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08.      Several Liability. The obligations of each Buyer under this Agreement are several and not joint with the obligations of the other Buyer, and neither Buyer shall be responsible in any way for the performance or non-performance of the obligations of the other Buyer. In the event of any damages arising out of the breach of this Agreement by both Buyers, each Buyer shall be responsible only for the portion of such damages arising from such Buyer’s own breach.

Section 7.09.      Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.10.      Entire Agreement. The Transaction Agreements constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter of this Agreement.

Section 7.11.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.12.      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, in addition to any other remedy to which they are entitled at law or in equity.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIBERTY GLOBAL INCORPORATED LIMITED

By:	/s/ Andrea Salvato
Name:	Andrea Salvato
Title:	Chief Development Officer

LIBERTY GLOBAL PLC

By:	/s/ Andrea Salvato
Name:	Andrea Salvato
Title:	Chief Development Officer

DISCOVERY LIGHTNING INVESTMENTS LTD.

By:	/s/ Bruce Campbell
Name:	Bruce Campbell
Title:	Authorized Signatory

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ Bruce Campbell
Name:	Bruce Campbell
Title:	Chief Development, Distribution and Legal Officer

Signature Page to Share Purchase Agreement

MHR Capital Partners Master Account LP

By: MHR Advisors LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR Capital Partners (100) LP

By: MHR Advisors LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR Institutional Partners II LP

By: MHR Institutional Advisors II LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR Institutional Partners IIA LP

By: MHR Institutional Advisors II LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

Signature Page to Share Purchase Agreement

MHR Institutional Partners III LP

By: MHR Institutional Advisors III LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

Signature Page to Share Purchase Agreement

Schedule I

	MHR Capital Partners Master Account LP	MHR Capital Partners (100) LP	MHR Institutional Partners II LP	MHR Institutional Partners IIA LP	MHR Institutional Partners III LP	Totals
Dragon	231,168 Dragon Shares	30,886 Dragon Shares	229,432 Dragon Shares	578,007 Dragon Shares	3,930,507 Dragon Shares	5,000,000 Dragon Shares
	$9,020,175.36	$1,205,171.72	$8,952,436.64	$22,553,833.14	$153,368,383.14	$195,100,000.00
Leopard	231,168 Leopard Shares	30,885 Leopard Shares	229,432 Leopard Shares	578,008 Leopard Shares	3,930,507 Leopard Shares	5,000,000 Leopard Shares
	$9,020,175.36	$1,205,132.70	$8,952,436.64	$22,553,872.16	$153,368,383.14	$195,100,000.00

Total Number of Shares	462,336	61,771	458,864	1,156,015	7,861,014	10,000,000 Transferred Shares
Total Dollars	$18,040,350.72	$2,410,304.42	$17,904,873.28	$45,107,705.30	$306,736,766.28	$390,200,000.00